ISSUER FREE WRITING PROSPECTUS
Dated December 16, 2011
Filed Pursuant to Rule 433
Registration No. 333-170298

AMERICAN REALTY CAPITAL TRUST III, INC.
FREE WRITING PROSPECTUS

American Realty Capital Trust III, Inc. (the “Company”) filed a registration statement on Form S-11 (including the prospectus dated March 31, 2011) with the SEC on November 3, 2010 and the registration statement became effective on March 31, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus and supplements thereto are available on the SEC Web site at http://www.sec.gov/Archives/edgar/data/1503828/000114420411064595/v240532_424b3.htm,
http://www.sec.gov/Archives/edgar/data/1503828/000114420411056842/v236662_424b3.htm ,
http://www.sec.gov/Archives/edgar/data/1503828/000114420411051643/v234321_424b3.htm ,
http://www.sec.gov/Archives/edgar/data/1503828/000114420411048785/v232883_424b3.htm,
http://www.sec.gov/Archives/edgar/data/1503828/000114420411045349/v230920_424b3.htm and
http://www.sec.gov/Archives/edgar/data/1503828/000114420411019516/v217164_424b3.htm. Alternatively, the Company or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

The Company issued the following press release on December 5, 2011:

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III
Breaks Escrow in Pennsylvania

New York, NY, December 5, 2011 – American Realty Capital Trust III, Inc. (the “Company”) announced today that it had raised in excess of $75.0 million in aggregate gross proceeds from all investors for its shares of common stock.  Accordingly, the Company is now accepting subscriptions from all states where it has cleared, including subscriptions from residents of Pennsylvania.

American Realty Capital Trust III, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Trust III, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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